As filed with the Securities and Exchange Commission on May 20, 2019

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

KONTOOR BRANDS, INC.

(Exact name of registrant as specified in its charter)

North Carolina		83-2680248
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
400 N. Elm Street Greensboro, North Carolina 27401 (336) 332-3400
(Address of Principal Executive Offices, Including Zip Code)

Kontoor Brands Executive Deferred Savings Plan (Full title of the plan)
Rustin Welton Chief Financial Officer 400 N. Elm Street Greensboro, North Carolina 27401 (336) 332-3400
(Name, address and telephone number, including area code, of agent for service)
With a copy to:
Deanna L. Kirkpatrick Marc O. Williams Daniel Brass Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Deferred Compensation Obligations	$20,000,000	100%	$20,000,000	$2,424

(1)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future, in accordance with the terms of the employee benefit plan described herein, resulting from participant deferrals.

(2)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 (the “Registration Statement”) is prepared to register the issuance of a maximum amount of $20,000,000 of Deferred Compensation Obligations of Kontoor Brands, Inc., a corporation incorporated under the laws of North Carolina (the “Registrant” or the “Company”), that are reserved for issuance under the Kontoor Brands Executive Deferred Savings Plan (the “Plan”).

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)  The Registrant’s Registration Statement on Form 10, initially filed with the Commission on April 1, 2019, as amended; and

(b)  All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Registration Statement on Form 10 referred to in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Under the Plan, the Company has agreed to pay eligible participants deferred compensation payments previously accrued.

The obligations of the Company under the Plan (the “Obligations”) will be unsecured general obligations of the Company to pay the deferred compensation and earnings thereon in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount of compensation deferred by each participant will be determined in accordance with the Plan based on a participant’s prior elections which, pursuant to federal tax rules, were irrevocable barring certain circumstances. Obligations will be payable at the time and in the form specified in the Plan.

The Obligations will be indexed to one or more deemed investment options individually chosen by each participant from the list of such options available from time to time. Each participant’s Obligations will be adjusted to reflect the investment experience of the deemed investment option or options, including any appreciation or depreciation. The Company is under no obligation to actually invest in such investment options. The Obligations will be denominated and be payable in cash.

A participant’s rights or the rights of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, or by the terms of the Plan in the event there is no designated beneficiary.

The Obligations are not subject to redemption, in whole or in part, at the option of the Company prior to a participant’s separation from service, death, disability, or a change in control. However, the Company reserves the right to terminate the Plan as described below. In addition, the Kontoor Brands Retirement Plans Committee may, in its discretion, direct that a participant be paid an amount (not to exceed his or her Obligations) sufficient to meet a financial hardship as defined in the Plan. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of previous Obligations.

The Obligations are not convertible into another security of the Company.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in the defense of a proceeding to which he or she was a party because of his or her status as such against reasonable expenses incurred by him or her in connection with the proceeding, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer who is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him or her, the corporation may not indemnify him or her. Unless the articles of incorporation provide otherwise, a director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

The Registrant’s amended and restated articles of incorporation will provide that to the fullest extent permitted by North Carolina law, the Registrant will indemnify any of its officers and directors in connection with any threatened, pending or completed action, suit or proceeding to which such person is, or is threatened to be made, a party, whether civil, criminal, administrative or investigative, arising out of the fact that the person is or was a director or officer of the Registrant, or served any other enterprise at the request of the Registrant as a director or officer.

The Registrant’s amended and restated articles of incorporation will further provide that no director will be personally liable to the Registrant or its shareholders for monetary damages for breach of any duty as a director, except as required by applicable law, as in effect from time to time. Currently, North Carolina law requires that personal liability be imposed on directors only for the following: (a) any act or omission that the director at the time of such breach knew or believed was clearly in conflict with the Registrant’s best interest; (b) the authorization of unlawful distributions as provided in Section 55-8-33 of the North Carolina Business Corporation Act; and (c) any transaction from which the director derived an improper personal benefit.

The Registrant will reimburse expenses, including attorneys’ fees, incurred by a person indemnified by the provisions of the Registrant’s amended and restated articles of incorporation in connection with any proceeding, including in advance of its final disposition, to the fullest extent permitted by North Carolina law.

The Registrant also intends to enter into indemnification agreements with each of its non-employee directors, providing for indemnification rights similar to those set forth above. Neither the indemnification rights set forth in the indemnification agreements, nor the indemnification rights set forth above, shall be exclusive of any other right which an indemnified person may have or hereafter acquire.

The Registrant expects to maintain insurance for the Registrant’s officers and directors against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which will be paid by the Registrant. The effect of these will be to indemnify any of the officers or directors of the Registrant against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by an officer or director of the Registrant arising from claims against such persons for conduct in their capacities as officers or directors of the Registrant.

The limitation of liability and indemnification provisions that will be in the Registrant’s amended and restated articles of incorporation and the non-employee director indemnification agreements may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers of the Registrant, even though such an action, if successful, might otherwise benefit the Registrant and its shareholders. In addition, the indemnification provisions may adversely affect your investment to the extent that, in a class action or direct suit, the Registrant is required to pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of the directors, officers or employees of the Registrant for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number
4.1	Amended and Restated Articles of Incorporation of Kontoor Brands, Inc. (incorporated herein by reference to Exhibit 3.1 to the Form 10 initially filed by the Registrant on April 1, 2019)

4.2	Bylaws of Kontoor Brands, Inc. (incorporated by reference to Exhibit 3.2 to the Form 10 initially filed by the Registrant on April 1, 2019)

5.1	Opinion of Womble Bond Dickinson (US) LLP, counsel for the Registrant, as to the legality of the securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Womble Bond Dickinson (US) LLP, counsel for the Registrant (included in Exhibit 5.1 herein)

24.1	Powers of Attorney (included in signature pages hereof)

99.1	Kontoor Brands Executive Deferred Savings Plan (incorporated by reference to Exhibit 10.13 to the Form 10 initially filed by the Registrant on April 1, 2019)

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii)  To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on the 20th day of May, 2019.

KONTOOR BRANDS, INC.

By:	/s/ Rustin Welton
	Name:	Rustin Welton
	Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Scott H. Baxter, Rustin Welton and Laurel Krueger, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Kontoor Brands, Inc., to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of one or more registration statements on Form S-8 under the Securities Act of 1933, as amended, including, specifically, but without limitation, power and authority to sign the name of the undersigned to any such registration statement, and any amendments to any such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott H. Baxter	President, Chief Executive Officer and Director (principal executive officer)	May 20, 2019
Scott H. Baxter

/s/ Rustin Welton	Vice President and Chief Financial Officer (principal financial officer)	May 20, 2019
Rustin Welton

/s/ Denise Sumner	Vice President and Chief Accounting Officer (principal accounting officer)	May 20, 2019
Denise Sumner

/s/ Robert K. Shearer	Chairman and Director	May 20, 2019
Robert K. Shearer

/s/ Richard T. Carucci	Director	May 20, 2019
Richard T. Carucci

/s/ Juliana L. Chugg	Director	May 20, 2019
Juliana L. Chugg

/s/ Kathleen S. Barclay	Director	May 20, 2019
Kathleen S. Barclay

/s/ Shelley Stewart, Jr.	Director	May 20, 2019
Shelley Stewart, Jr.